UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
PETMED EXPRESS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (the “Amendment”) is being filed to amend PetMed Express, Inc.’s (the “Company”) definitive proxy statement for its 2024 Annual Meeting of Shareholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on June 24, 2024. The Amendment amends the disclosure in the Proxy Statement under the section “Executive Compensation,” subsection “2024 Pay versus Performance Disclosure,” to correct certain information in the “Pay versus Performance Table” regarding information for the ‘Other NEOs,’ for the fiscal years 2022 and 2021.

No other changes have been made to the Proxy Statement or to the matters to be considered by the shareholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement. This Amendment should be read in conjunction with the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

In connection with the “Pay versus Performance Table,” the table, set forth on page 52 of the Proxy Statement, is amended and restated as follows:

Pay versus Performance Table

Year[1]	Summary Compensation Table Total for CEO (Akdag)	Summary Compensation Table Total for CEO (Hulett)	Compensation Actually Paid to CEO (Akdag)	Compensation Actually Paid to CEO (Hulett) [2]	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs [2]	Value of Initial Fixed $100 Investment Based On:		Net Income ($Mn)	Company Selected Performance Measure: Stock Price [4]
							Company Cumulative TSR	Peer Group Cumulative TSR [3]
2024	$0	$534,019	$0	-$70,181	$635,255	$358,968	$19.90	$511.93	-$7.46	$4.79
2023	$0	$534,119	$0	-$7,454,281	$616,191	$389,848	$64.67	$393.15	$5.14	$16.24
2022	$1,237,110	$12,602,605	$1,094,037	$10,031,005	$956,459	$722,151	$96.82	$404.58	$18.72	$25.80
2021	$2,194,586	$0	$2,429,241	$0	$784,689	$909,443	$126.46	$497.53	$23.92	$35.18